Exchange National Bancshares Announces Director Retirement
Jefferson City, MO
October 31, 2006

Exchange National Bancshares of Jefferson City, MO (NASDAQ: EXJF) announced today that James R. Loyd has retired from Exchange National Bancshares and its subsidiary Exchange National Bank effective October 31, 2006. In making the announcement James E. Smith, Chairman of the Board, stated, “Jim has served our organization well for 56 years. Prior to retiring as executive vice president in 1996, he worked for 46 years in a variety of senior management positions within the company. We are grateful to Jim for his dedication and his contributions to making Exchange National Bancshares the exceptional company that it is today.”

Mr. Loyd retired from the Board of Directors of Exchange National Bancshares and its subsidiary, Exchange National Bank, after having reached the mandatory retirement age. Effective November 1, 2006, Mr. Loyd will serve as Advisory Director of these two companies.

Members of Exchange National Bancshares’ Board are Chairman & CEO James E. Smith, President David T. Turner, Charles G. Dudenhoeffer, Jr., Philip D. Freeman, Kevin L. Riley, Julius F. Wall and Dr. Gus S. Wetzel, II. Retiring Director James R. Loyd joins former Chairman, CEO & President Donald L. Campbell, David R. Goller and Harold G. Butzer as advisory directors.

Exchange National Bancshares, Inc., a multi-bank holding company headquartered in Jefferson City, Missouri, is the parent company of The Exchange National Bank of Jefferson City with locations in California, Tipton and St. Robert; Citizens Union State Bank & Trust of Clinton with locations in Springfield, Lee’s Summit, Branson, Windsor, Collins and Osceola; Bank 10 with locations in Belton, Drexel, Harrisonville, Independence and Raymore; and Osage Valley Bank of Warsaw.

Statements made in this press release that suggest Exchange National Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.

Contact:	Kathleen Bruegenhemke Senior Vice President, Investor Relations TEL: 573.761.6100 FAX: 573.761.6272 www.exchangebancshares.com